Exhibit  10.3

NATURAL BLUE RESOURCES, INC.
Acquisition Agreement

Date: October 26, 2009

The Project:	Enso Steel Company LLC, and DK Steel, Inc

Dear Messrs.  Kim & Hunt,

     This will confirm your agreement and the agreement of your respective Companies “ENSO STEEL COMPANY, LLC” And DK Steel, Inc herein referred to as (the “Companies”) jointly and severally, to sell all rights and business opportunities relating to the steel business generally described in exhibit “A” (the “Business”) attached hereto and incorporated herein by this reference, to Natural Blue Solutions, Inc. or its assigns, herein referred to as (the “Firm”). The Companies and the Firm hereby agree to prepare, negotiate and finalize all documents needed to finalize the acquisition of the Business (the “Acquisition”); however in the absence of any further documentation this agreement and the terms and conditions herein shall be binding.

 The Companies grants the following rights and makes certain representations to the Firm, acknowledging that the Firm will rely on these representations in attempting to finalize the Acquisition.

1.
GRANT OF RIGHTS: The Companies hereby grants the Firm the exclusive rights to the Business and the Firm hereby agree to exercise its best efforts to finalize the Acquisition of the Business. The Companies shall cooperate fully with the Firm in the preparation and processing of the necessary documents.  Without limiting the generality of the foregoing, the Companies shall promptly submit to the Firm copies of any and all documents, information and exhibits requested by the Firm or required by any Companies contact and used in conjunction for processing of the Acquisition.  The Companies shall make its representatives available for meetings and consultations with the Firm and/or clients as reasonably required by the Firm.

2.
DUTIES, PAYMENT AND BONUSES:   Mr. Kim and Mr. Hunt shall operate the day to day business of the Business. Within five (5) business days following the mutual signing of this Agreement Mr. Hunt and Mr. Kim shall begin to organize the Business as described in Exhibit “A” and the Firm shall pay to Mr. Hunt and Mr. Kim each first month fee of $7,500.00 to be used as Mr. Hunt’s and Mr. Kim’s first month compensation and to provide him with initial travel and other organizational expense funding. Thereafter, for as long as the Companies and Mr. Hunt are operating the Business, and the Firm elects to remain in the Business Mr. Hunt and Mr. Kim shall each receive a monthly draw of $7500.00 or 10% of the net operating profits after taxes and before depreciation, which ever is greater.

Also the Firm shall issue up to a total of 1,600,000.00 shares of Natural Blue Resources restricted public stock (OTC BB: NTUR), (the “Shares”) as follows:

For a period of 16 months following the date of this agreement, the Firm shall   issue to Mr. Hunt and Mr. Kim each Fifty Thousand (50,000) Shares per month, PROVIDING THAT a.) That the profit as outlined in exhibit “B” and incorporated herein by this reference, is achieved, plus or minus a 30% difference in Net Profits, (the “Bonus”) and b.) Mr. Hunt and Mr. Kim continue to run the Business.

The Business is hereby authorized to proceed as outlined in “Exhibit “B”. Any additions or substantial changes must be pre-approved by the Firm in writing. The Firm shall have the right, but not the obligation to advance any additional costs and expenses, in which event the Business shall reimburse the Firm prior to any Bonus being paid to Mr. Hunt. The firm may at anytime elect to terminate the Business in its sole and absolute discretion.

3.	EXCLUSIVITY The Companies hereby grants to the Firm the exclusive right to participate in any and all related businesses and opportunities of the Business.

4.	OTHER AGREEMENTS AND REPRESENTATIONS

4.1. All information provided to the Firm by the Companies is and shall be truthful, accurate and complete, and contain no material misrepresentations;

4.2. The Firm shall not be liable for any actions or omissions of any third party, nor for any damages sustained by the Companies as a result thereof

4.3. Non Circumvent - In the event that Companies, or any Companies or entity affiliated with Companies or in which the Companies or its officers is a principal or officer, obtains or procures, either directly or indirectly or through an agent, any related business or financing or investment or monies from any Lender or investor to which the Firm has introduced the Companies or otherwise made known to the Companies by the Firm, in connection with any project or property, the Companies agrees to adhere to the same structure as outlined in paragraph 1 above.

4.4. It is the purpose and intent of this Agreement that the Companies designate the Firm as the Companies’ exclusive partner in the Business for the sole, express and specific purpose of securing the financing for the Business and the remuneration as described in paragraph 1. The Companies shall in no way impede the ability of the Firm to finalize and conclude the Transaction.

4.5.           The Companies hereby expressly authorizes the Firm and its employees to contact the Companies’ attorney, accountant and any other agents of the Companies in connection with the Firm’s assistance of the Companies’ Transaction.  The Companies expressly authorizes the Firm to make any and all credit inquiries of the Companies and its principals as the Firm in its discretion deems appropriate and to repeat said information to appropriate financing sources;

4.6.           If the Firm is required to seek collection of the compensation from the Companies, then the Companies shall be obligated to reimburse the Firm for all costs of collection including reasonable attorney’s fees, and interest at 18% annually.  The laws of the State of Florida apply to this contract.

     If the foregoing correctly sets forth our agreement, please so indicate by executing this letter in the space provided below, and return by courier to the address below.

Sincerely,

/S/
Toney Anaya
Chairman

Accepted and Agreed to:

By: /S/                                                                                                                Date: October 26, 2009
Signature of Authorized Representative

Douglas Kim for DK Steel Inc
Printed Name

13321 Alondra Blvd #T
Address

Santa Fe Springs, CA 90670

By: /S/                                                                                                               Date: October 26, 2009
Signature of Authorized Representative

Robert Hunt_for ENSO Steel LLC
Printed Name

25475 N. Mira Mar Circle
Address

Scottsdale, AZ 85255

EXIBIT “A”

All contracts for Purchase and or sale of Steel shall be listed here along with any misc FFE of each business.

Contracts

1.	Purchase contract with Demolition Ѐcologie, LLC, 385 Broadway Avenue, Bethpage, New York, 11714 for purchase of the steel to resell to China Well.
2.	Sales contract with China Well Co. Ltd, Hong Kong, SAR for USVI unprepared steel.
3.	Purchase contract with United Recycling Company, LLC, 541 Julia Street Suite 302, New Orleans, LA 70130 for purchase of steel to resell to HS International.
4.	Pending sales contract from HS International Trading Ltd. 305-313 Queen’s Road, Central, H.K for New Orleans steel.
5.	Ongoing sales contract from Dongkuk Steel Mill Co. Ltd., Union Steel Bldg., 890 Daechi Dong, Gangnam-Gu, Seoul, Korea.
6.	Ongoing sales contract from Shougang Huaxia International Trading Company Ltd., No. 60 North Street, Beijin, China.
7.	Purchase contract with Orgakom Milindo GMBH, Im Ermlisgrund 20-24, 76337 Waldbronn, Germany for purchase of steel to resell to Dongkuk Steel.

Furniture, Fixtures and Equipment

ENSO Steel Company LLC and DK Steel Inc.
13321 Alondra Blvd #T
Santa Fe Springs, CA 90670

1. Desk Top Computers: 8
2. Laptop Computers: 2
3. Telephone sets with intercom: 10
4. Copy machines: 2
5. Fax machines: 2
6. Desks: 12
7. Sofa & table: 1
8. Large size color printer and copier: 1
9. Telephone lines: 3
10. Fax line: 1

Work in progress

1.
Companies are currently completing a contract with HS International for shipment of steel from New Orleans.  The steel is being processed and loaded for shipment.  The contract will be completed and by November 1, 2009.

2.	Steel from the US Virgin Islands is being prepared for shipment to China and Korea. Companies expect to have this in place within 30 days.
3.	Several purchase and sales contracts are pending for sales of steel from Puerto Rico, Alaska, Germany and Canada for resale to China and Korea. Companies expect to have these in place within 60 days.